Exhibit 4.100

Supplementary Agreement to Loan Agreement

This Supplementary Agreement to Loan Agreement (hereinafter referred to as this "Agreement") is made by and between the following parties in Beijing on June 23, 2014:

(1)	Beijing Xinsi Yijia Technology Co., Ltd. (hereinafter referred to as the "Lender")

Registered address: Room 409, 4/F, No.4 Building, No.5 Yard, East Shangdi Road, Haidian District, Beijing Municipality

(2)	Zhang Xi (hereinafter referred to as the "Original Borrower" or "Transferor")

Address: No.20, Unit 2, No.11 Building, Guanghua East Road, Chaoyang District, Beijing

(3)	Hu Yongxin (hereinafter referred to as the "Transferee")

Address: No.702, Unit 3, No.1 building, No.222 Yard, Taipingqiao, Fengtai District, Beijing

The Lender, the Transferor and the Transferee are hereinafter individually referred to as a "Party" and collectively as the "Parties".

Whereas,

1. The Lender and the Original Borrower signed the Loan Agreement on October 12, 2013 and this Agreement is the supplementary agreement to such agreement;

2. The Original Borrower has transferred of her shares (being 33%) in Beijing Dingyuan Technology Co., Ltd. to Hu Yongxin and completed the industrial and commercial registration.

In witness whereof, the Parties have reached the following agreement through consensus consultation:

1.	Loan Transfer

1.1 The Lender acknowledges the Original Borrower's transfer of her shares in Beijing Dingyuan Technology Co., Ltd. to Hu Yongxin. According to Article 1.6 of the Loan Agreement dated October 12, 2013 between the Lender and the Original Borrower, "once the Borrower transfers her shares in Beijing Dingyuan Technology Co., Ltd. to a third party, the rights and liabilities of the loan will be automatically transferred to such third party." The Lender acknowledges that joint and several rights and liabilities relating to the original loan will be transferred to Hu Yongxin.

1.2 After this Agreement is signed, Hu Yongxin agrees to accept the loan of RMB3.3 million transferred by Zhang Xi and the relevant joint and several liability. The Original Borrower's repayment obligation of RMB3.3 million will be terminated.

2.	Miscellaneous

2.1 This Agreement shall come into force upon signatures by the parties.

2.2 This Agreement is made in triplicate with each Party holding one copy with the equal legal effect.

Lender: /s/ Beijing Xinsi Yijia Technology Co., Ltd.

Authorized representative: /s/ Yue Qian

Borrower: /s/ Hu Yongxin